EXHIBIT 99.1

OTCQB/BERLIN: BWPC

Blue Water Petroleum Corp. Begins Drilling Production Well, Receives Water Production Permit.

Centennial, Colorado –– August 9, 2013 –– Blue Water Petroleum Corp. (the “Company”, “we”, “us” or “our”) announced that the Company began drilling operations on the # 31122 production well on August 7th in Big Horn County, Montana. Currently, the drilling crew is cementing surface casing in the well at a depth of 84 feet. The # 31122 well is the 4th well to be drilled in the initial 5 well production unit, where steam is planned to be injected in a central well to drive oil to four surrounding production wells.

The Company has also received a Water Production Permit on the # 11-22 Tribal water well allowing for production of 4 million barrels of water over a 5 year period. The water will allow for production of steam necessary for the Blue Water Project to produce oil.

Blue Water Petroleum Corp.
Contact:  Ellis Martin
6025 S. Quebec, Suite 100                                                                                                           Telephone:  1-888-498-8880
Centennial, Colorado 80111                                                                                                         Email:          ir@bwpet.com

About Blue Water Petroleum Corp.

Blue Water Petroleum Corp. is an oil and gas company that has an agreement to develop shallow oil resources on up to 12,979 leased acres in southeastern Montana.  For further information please contact Ellis Martin at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.